                                                                    Exhibit 28.1

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 11-K



(Mark One)
[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended October 31, 1997

                                      OR

[-]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________________to____________________

Commission file number 0-14365

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

          ATGI 401(K) PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

          ALPHA TECHNOLOGIES GROUP, INC.
          9465 Wilshire Boulevard
          Suite 980
          Beverly Hills, CA  90212

REQUIRED INFORMATION



Item 1. The audited statements of financial condition (Statements of Net Assets Available for Benefits) as of October 31, 1997 and 1996 are set forth on page F-2.

Item 2. The audited statements of income and changes in plan equity (Statements of Changes in Net Assets Available for Benefits) for the years ended October 31, 1997 and 1996 are set forth on page F-3.

Item 3. The statements required by Items 1 and 2 were prepared in accordance with the applicable provisions of Article 6A of Regulation S-X (17 CFR 210.6A-01-.6A-05).

Item 4.   Not applicable.


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ATGI 401(K) PLAN



                               By: /s/ STEVE E. CHUPIK
                                  --------------------------
                                  Steve E. Chupik
                                  Trustee of the Plan

Date:  April 28, 1998

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Trustees of
ATGI 401(K) PLAN

     We have audited the accompanying statement of net assets available for benefits of ATGI 401(k) Plan as of October 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 1997 and 1996, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at October 31, 1997, and the schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ MELTON & MELTON, L.L.P.

Houston, Texas
March 20, 1998

                               ATGI 401(K) PLAN
                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           OCTOBER 31, 1997 AND 1996


                                    ASSETS
                                    ------
                                                   1997       1996
                                                   ----       ----
Investments:
     Alpha Technologies Group, Inc.,
       Common Stock (at market), 191,618
       and 148,487 shares in 1997 and 1996,
       respectively                            $  862,279  $  686,750

     Connecticut General Life Insurance
       Company (a CIGNA company) accounts
       at contract value:
          Guaranteed Short-Term Account           368,615     171,176
          Guaranteed Long-Term Account          2,646,323   1,130,846


     Connecticut General Life Insurance
       Company (a CIGNA company) accounts
       at market value:
          Stock Market Index Account              990,681     465,008
          Growth Opportunities Account          1,524,994   1,045,197
          Janus Fund                              208,404           -
          PBHG Growth Fund                        282,213           -
          American Century Fund                    31,514           -
     Participant loans                            248,148     144,272
                                               ----------  ----------
               Total investments                7,163,171   3,643,249
                                               ----------  ----------
Receivables:
     Employer contributions                        43,756      41,592
     Participant contributions                    116,853     107,640
     Administrative fee reimbursement                   -      16,684
                                               ----------  ----------
               Total receivables                  160,609     165,916
                                               ----------  ----------

Cash                                                   77       3,768
                                               ----------  ----------
               Total assets                     7,323,857   3,812,933
                                               ----------  ----------

                                  LIABILITIES
                                  -----------

Due to participants                                22,830      15,296
Administrative fees payable                         3,997      14,316
                                               ----------  ----------
               Total liabilities                   26,827      29,612
                                               ----------  ----------
               Net assets available for
                 benefits                      $7,297,030  $3,783,321
                                               ==========  ==========


                      (See Notes to Financial Statements)

                               ATGI 401(K) PLAN
                      STATEMENT OF CHANGES IN NET ASSETS
                            AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED OCTOBER 31, 1997 AND 1996


                                            1997       1996
ADDITIONS TO NET ASSETS:
     Participant contributions       $1,301,146  $1,356,760
     Employer contributions             440,510     433,365
     Transfer to plan                 2,148,655           -
                                      3,890,311   1,790,125
                                     ----------  ----------
     Interest and dividend income       143,361      71,208
                                     ----------  ----------
          Total additions             4,033,672   1,861,333
                                     ----------  ----------

DEDUCTIONS FROM NET ASSETS:
     Benefit payments                   981,292     530,635
     Nondiscriminatory refunds           22,830      15,296
     Commissions and fees paid by
      participants                       23,524      18,329
     Administrative expenses             26,507       8,270
                                     ----------  ----------
          Total deductions            1,054,153     572,530
                                     ----------  ----------

Net realized and unrealized
     appreciation (depreciation)
     in fair value of investments       534,190    (441,604)
                                     ----------  ----------
          Increase in net assets      3,513,709     847,199


NET ASSETS AVAILABLE FOR BENEFITS:
     Beginning of year                3,783,321   2,936,122
                                     ----------  ----------
     End of year                     $7,297,030  $3,783,321
                                     ==========  ==========


                      (See Notes to Financial Statements)

                               ATGI 401(K) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                               OCTOBER 31, 1997


NOTE 1 - DESCRIPTION OF THE PLAN

     GENERAL

          The ATGI 401(k) Plan (the "Plan"), for employees of Alpha Technologies Group, Inc. and its subsidiaries (the "Company"), is a defined contribution profit sharing plan, established November 1, 1977.

     ELIGIBILITY

          All employees are eligible to participate in the Plan without regard to minimum age or service requirements. The employee must be employed on the following entry dates in order to participate: February 1, May 1, August 1, or November 1. (See Note 10 - Subsequent Event.)

     DISTRIBUTIONS

          A participant or his beneficiary shall be immediately vested upon death, retirement or termination of employment due to total and permanent disability. Normal retirement age under the Plan is age 59. Upon an employee's termination or retirement, the funds in his account are distributed in the form of an annuity, cash or stock.

          The statement of net assets available for benefits as of October 31, 1997 and 1996, includes amounts pending distribution to participants of $31,211 and $29,636, respectively. (See Note 6 -Reconciliation of Financial Statements to Form 5500.)

          If a participant terminates employment prior to normal retirement age for any reason other than death or disability, his interest in Company contributions to the Plan for his benefit vests as follows:


                                                Percent Of
                                              Nonforfeitable
             Years Of Service                    Interest
             ----------------                 --------------

             Less than one year                      0%
             One year                               20
             Two years                              40
             Three years                            60
             Four years                             80
             Five years                            100

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997


NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

     FORFEITURES

          After a participant's employment is terminated, any nonvested portion of a participant's account can be used to offset administrative fees, thus reducing future employer contributions. Forfeitures included in net assets available for benefits at October 31, 1997 and 1996, are $127,155 and $86,088, respectively.

     CONTRIBUTIONS

          The Company's matching contribution is a discretionary amount to be determined in advance each month by the Company. For 1997 and 1996, the matching contribution was equal to 50 percent of the participant's contribution not to exceed 6 percent of the participant's compensation. The Company may also make a discretionary contribution as determined by the Board of Directors. No discretionary contribution was made for the fiscal years ended October 31, 1997 and 1996. Each participant's contribution is based upon a percentage of annual compensation which is determined by the individual and is limited to the lesser of 15 percent of the participant's compensation for the year or $9,500 in 1997 and 1996, as adjusted by the Internal Revenue Service for changes in the cost-of-living pursuant to Section 402(g)(5) of the Internal Revenue Service Code. Each participant may also contribute up to 10 percent of total compensation on an after tax basis. The combined pretax and after tax contributions cannot exceed the Plan's limitations. Participants are at all times fully vested in their contributions and the appreciation or depreciation thereon.

     PARTICIPANT LOANS

          Plan participants may borrow Plan assets up to a maximum of the lesser of $50,000 or 50 percent of their vested account balance in the Plan. Loans are repaid in level installments for periods ranging up to five years and are secured by the participant's account to the extent of the principal amount of the loan plus accrued interest .

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997


NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

     TERMINATION OF THE PLAN

          Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

     INVESTMENT OF FUNDS

          There are eight funds in which participants can invest contributions and where other amounts are credited to their accounts as of October 31, 1997:

          ATGI Stock Fund - A fund that maintains a brokerage account with Merrill Lynch and invests solely in the common stock of Alpha Technologies Group, Inc.

          Guaranteed Short-Term Account - A CIGNA fixed-income investment account that invests primarily in Treasury securities, U.S. Government securities, certificates of deposit, time deposits, repurchase agreements and commercial paper issued by major domestic and foreign corporations.

          Guaranteed Long-Term Account - A CIGNA fixed-income investment account that invests primarily in commercial mortgages and private and public bonds with an average life of 5.8 to 7.3 years.

          Stock Market Index Account - A CIGNA pooled stock market index account that is constructed to reflect the composition of the Standard and Poor's 500 index.

          Growth Opportunities Account - A CIGNA Separate Account that invests in the Fidelity Advisor Growth Opportunities Fund. The fund seeks to provide capital growth by investing primarily in common stocks and securities convertible into common stock.

          Janus Fund - A CIGNA separate account that seeks long-term growth of capital by investing primarily in a diversified portfolio of common stock.

          PBHG Growth Fund - A CIGNA separate account which seeks capital appreciation by investing primarily in common stock and securities convertible into common stock of small capitalization companies.

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997


NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

          American Century Fund - A CIGNA separate account that seeks capital growth over time by investing in common stock.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

          The accounting records of ATGI 401(k) Plan are maintained on the cash basis; however, the financial statements have been prepared on the accrual basis of accounting.

     ADMINISTRATIVE EXPENSES

          Administrative expenses of the Plan are paid by the Plan. Forfeitures of any nonvested portion of a participant's account can be used to offset administrative fees.

     INVESTMENTS

          Pursuant to the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA, the Plan reports investments in the financial statements at current market value in accordance with generally accepted accounting principles. As of October 31, 1997, the ATGI Stock Fund is stated at aggregate current value based on quoted market prices for the last trading day of the Plan year. All other funds as of October 31, 1997 are stated at aggregate current value as determined by CIGNA.

     INCOME TAXES

          The Plan obtained its latest determination letter on February 27, 1995 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

     ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997


NOTE 3 - INVESTMENTS

     During 1997 and 1996, the Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value by $534,190 and $(441,604), respectively, as follows:


                                       1997      1996
                                       ----      ----
Alpha Technologies Group, Inc.
  Common Stock                      $  2,314  $(646,427)

CIGNA Stock Market Index Account     212,908     60,513
Growth Opportunities Account         300,615    144,310
Janus Fund                            13,293          -
PBHG Growth Fund                       4,942          -
American Century Fund                    118          -
                                    --------  ---------
                                    $534,190  $(441,604)
                                    ========  =========

     Investments that represent 5 percent or more of the Plan's net assets at October 31, 1997 and 1996, are separately identified below:

    Identity Of                                        Market Value
    -----------                                      ----------------
  Party Involved             Description             1997        1996
  --------------             -----------             ----        ----
ATGI Stock Fund            Equity securities     $  862,279  $  686,750

CIGNA Guaranteed Short-    Fixed-income
  Term Account             investment account       368,615           -

CIGNA Guaranteed Long-     Fixed-income
  Term Account             investment account     2,646,323   1,130,846

CIGNA Stock Market         Pooled stock market
  Index Account            index account            990,681     465,008

Growth Opportunities       Capital appreciation
  Account                  investment account     1,524,994   1,045,197

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997


NOTE 4 - NET ASSETS AVAILABLE FOR BENEFITS

     The net assets available for benefits as of October 31, 1997 and 1996, consist of the following:

                                                                    October 31, 1997
                          ----------------------------------------------------------------------------------------------------------
                                                                CIGNA
                                       CIGNA       CIGNA        Stock
                                    Guaranteed  Guaranteed     Market     Growth               PBHG   American
                            ATGI    Short-Term  Long-Term      Index  Opportunities Janus     Growth  Century               Total
                         Stock Fund  Account     Account      Account     Account    Fund      Fund     Fund      Loans    For Plan
                         ---------- ----------  ----------    ------- ------------- -----     ------  --------    -----    --------
     ASSETS
     ------
Investments:
Investments, at market    $862,279                         $  990,681  $1,524,994  $208,404  $282,213  $31,514            $3,900,085
Investments, at contract
 value                              $368,615  $2,646,323                                                                   3,014,938
Participant loans                                                                                               $248,148     248,148
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
     Total investments     862,279   368,615   2,646,323      990,681   1,524,994   208,404   282,213   31,514   248,148   7,163,171
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
Receivables:
Employer contributions       8,370     2,635       7,842        5,313      10,217     5,321     3,322      736                43,756
Participant contributions   18,084     6,842      25,063       14,215      28,642    15,158     7,614    1,235               116,853
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
     Total receivables      26,454     9,477      32,905       19,528      38,859    20,479    10,936    1,971               160,609
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
Cash                            77                                                                                                77
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
     Total assets          888,810   378,092   2,679,228    1,010,209   1,563,853   228,883   293,149   33,485   248,148   7,323,857
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
       LIABILITIES
       -----------
Due to participants                               22,830                                                                     22,830
Administrative fees payable                        3,997                                                                      3,997
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
     Total liabilities                            26,827                                                                     26,827
                          --------  --------  ----------   ----------  ----------  --------  --------  -------  --------  ----------
     Net assets available
       for benefits       $888,810  $378,092  $2,652,401  $1,010,209  $1,563,853  $228,883  $293,149  $33,485  $248,148  $7,297,030
                          ========  ========  ==========  ==========  ==========  ========  ========  =======  ========  ==========

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997




NOTE 4 - NET ASSETS AVAILABLE FOR BENEFITS (CONTINUED)


                                                                  October 31, 1996
                                   ----------------------------------------------------------------------------
                                                                       CIGNA
                                                 CIGNA       CIGNA     Stock
                                              Guaranteed  Guaranteed   Market     Growth
                                      ATGI     Short-Term  Long-Term   Index   Opportunities             Total
                                   Stock Fund    Account    Account    Account   Account      Loans    For Plan
                                   ----------  ----------  ---------   ------- -------------  -----    --------
          ASSETS
          ------
Investments:
Investments, at market              $686,750                          $465,008  $1,045,197            $2,196,955
Investments, at contract value                  $171,176  $1,130,846                                   1,302,022
Participant loans                                                                           $144,272     144,272
                                    --------    --------  ----------  --------  ----------  --------  ----------
     Total investments               686,750     171,176   1,130,846   465,008   1,045,197   144,272   3,643,249
                                    --------    --------  ----------  --------  ----------  --------  ----------
Receivables:

Employer contributions                12,852       3,157       9,132     5,837      10,614                41,592
Participant contributions             23,804       9,487      27,826    16,148      30,375               107,640
Administrative fee reimbursement                              16,684                                      16,684
                                    --------    --------  ----------  --------  ----------            ----------
     Total receivables                36,656      12,644      53,642    21,985      40,989               165,916
                                    --------    --------  ----------  --------  ----------            ----------

Cash                                     547                   3,221                                       3,768
                                    --------    --------  ----------  --------  ----------  --------  ----------
    Total assets                     723,953     183,820   1,187,709   486,993   1,086,186   144,272   3,812,933
                                    --------    --------  ----------  --------  ----------  --------  ----------
          LIABILITIES
          -----------
Due to participants                                           15,296                                      15,296
Administrative fees payable                                   14,316                                      14,316
                                    --------    --------  ----------  --------  ----------  --------  ----------
     Total liabilities                                        29,612                                      29,612
                                    --------    --------  ----------  --------  ----------  --------  ----------
     Net assets available
       for benefits                 $723,953    $183,820  $1,158,097  $486,993  $1,086,186  $144,272  $3,783,321
                                    ========    ========  ==========  ========  ==========  ========  ==========

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997




NOTE 5 - CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS


     Changes in net assets available for benefits for the years ended October 31, 1997 and 1996, consist of the following:

                                                                    October 31, 1997
                          ----------------------------------------------------------------------------------------------------------
                                                                CIGNA
                                       CIGNA       CIGNA        Stock
                                    Guaranteed  Guaranteed     Market     Growth               PBHG   American
                            ATGI    Short-Term  Long-Term      Index  Opportunities Janus     Growth  Century               Total
                         Stock Fund  Account     Account      Account     Account    Fund      Fund     Fund      Loans    For Plan
                         ---------- ----------  ----------    ------- ------------- -----     ------  --------    -----    --------
Additions to net assets
  attributed to:
Employee and employer
  contributions           $309,837  $113,404   $  360,386  $  218,153  $  422,420  $183,572   $111,661  $22,223           $1,741,656
Transfers to plan                    169,958    1,705,955     272,742                                                      2,148,655
Interest and dividend
 income                      2,581    12,882      120,666       2,684       2,326     1,579        637        6              143,361
Transfers among funds     (26,804)    (9,336)    (205,912)    (12,032)     25,115    33,593    183,629   11,747
                         --------   --------   ---------- ----------   ----------  --------   --------  -------           ----------
        Total additions   285,614    286,908    1,981,095     481,547     449,861   218,744    295,927   33,976            4,033,672
                         --------   --------   ---------- ----------   ----------  --------   --------  -------           ----------
Deductions from net
  assets attributed to:
Benefit payments          121,287     75,435      322,207     169,567     257,334     3,108      7,125      623 $  24,606    981,292
Nondiscriminatory refunds                          22,830                                                                     22,830
Commissions and fees paid
 by participants           14,862        938        3,562       2,445       1,259       201        232       25               23,524
Administrative expenses                            26,507                                                                     26,507
Loans issued              (13,078)    16,263      111,685       (773)      14,216      (155)       363      (39) (128,482)
                         --------   --------   ---------- ----------   ----------  --------   --------  ------- --------- ----------
        Total deductions  123,071     92,636      486,791    171,239      272,809     3,154      7,720      609  (103,876) 1,054,153
                         --------   --------   ---------- ----------   ----------  --------   --------  ------- --------- ----------
Net realized and unrealized
 appreciation (depreciation)
  in fair value of
   investments              2,314                            212,908      300,615    13,293      4,942      118              534,190
                         --------   --------   ---------- ----------   ----------  --------   --------  ------- --------- ----------
    Increase (decrease)
     in net assets        164,857    194,272    1,494,304    523,216      477,667   228,883    293,149   33,485   103,876  3,513,709
Net assets available
  for benefits:
Beginning of year         723,953    183,820    1,158,097    486,993    1,086,186                                 144,272  3,783,321
                         --------   --------   ---------- ----------   ----------  --------   --------  ------- --------- ----------
End of year              $888,810   $378,092   $2,652,401 $1,010,209   $1,563,853  $228,883   $293,149  $33,485 $ 248,148 $7,297,030
                         ========   ========   ========== ==========   ==========  ========   ========  ======= ========= ==========

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997




NOTE 5 - CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS (CONTINUED)


                                                                  October 31, 1996
                                   ----------------------------------------------------------------------------
                                                                       CIGNA
                                                  CIGNA      CIGNA     Stock
                                               Guaranteed  Guaranteed  Market     Growth
                                      ATGI     Short-Term  Long-Term   Index   Opportunities             Total
                                   Stock Fund    Account    Account    Account   Account      Loans    For Plan
                                   ----------  ----------  ---------   ------- -------------  -----    --------
Additions to net assets
  attributed to:

Employee and employer
  contributions                    $  457,188   $132,642  $  478,332  $213,483  $  508,480            $1,790,125
Interest and dividend income            1,931      6,638      59,563       915       2,161                71,208

Transfers among funds                 (10,214)   (11,956)    (21,741)   48,747      (4,836)
                                   ----------   --------  ----------  --------  ----------            ----------
        Total additions               448,905    127,324     516,154   263,145     505,805             1,861,333
                                   ----------   --------  ----------  --------  ----------            ----------
Deductions from net assets
  attributed to:

Benefit payments                      62,884      33,759      171,900    43,630    211,779 $   6,683     530,635
Nondiscriminatory refunds                                      15,296                                     15,296
Commissions and fees paid by
  participants                        14,652         139       1,604       960         974                18,329
Administrative expenses                                        8,270                                       8,270

Loans issued                          36,687       2,790      36,388    17,995       8,685  (102,545)
                                   ----------   --------  ----------  --------  ----------  --------  ----------
        Total deductions             114,223      36,688     233,458    62,585     221,438   (95,862)    572,530
                                   ----------   --------  ----------  --------  ----------  --------  ----------
Net realized and unrealized
 appreciation (depreciation) in
 fair value of investments           (646,427)                          60,513     144,310              (441,604)
                                   ----------   --------  ----------  --------  ----------  --------  ----------
   Increase (decrease) in net
     assets                          (311,745)    90,636     282,696   261,073     428,677    95,862     847,199

Net assets available for benefits:

Beginning of year                   1,035,698     93,184     875,401   225,920     657,509    48,410   2,936,122
                                   ----------   --------  ----------  --------  ----------  --------  ----------
End of year                        $  723,953   $183,820  $1,158,097  $486,993  $1,086,186  $144,272  $3,783,321
                                   ==========   ========  ==========  ========  ==========  ========  ==========

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997




NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 for the years ended October 31, 1997 and 1996:


                                          1997       1996
                                          ----       ----
Net assets available for benefits
  per the financial statements           $7,297,030  $3,783,321
Amounts allocated to withdrawing
  participants                              (31,211)    (29,636)
                                         ----------  ----------
    Net assets available for benefits
      per the Form 5500                  $7,265,819  $3,753,685
                                         ==========  ==========

     The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 for the year ended October 31, 1997:

Benefits paid to participants
  per the financial statements                       $981,292
Add:  Amounts allocated to withdrawing
  participants at October 31, 1997                     31,211
Less:  Amounts allocated to withdrawing
  participants at October 31, 1996                    (29,636)
                                                     --------
    Benefits paid to participants
      per the Form 5500                              $982,867
                                                     ========

     Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to October 31, but not yet paid as of that date.

NOTE 7 - EXCESS DEFERRALS DUE TO PARTICIPANTS

     The Tax Reform Act of 1986 provides that plans such as the ATGI 401(k) Plan cannot discriminate in favor of highly compensated individuals. As a result, for the Plan years ended October 31, 1997 and 1996, certain highly compensated individuals received refunds of contributions in excess of Internal Revenue Code 401(k) limits and all earnings attributable to such contributions. Excess deferrals of $22,830 and $15,296 for the years ended October 31, 1997 and 1996, respectively, are reflected as "due to participants" on the statement of net assets available for benefits.

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1997


NOTE 8 - CONTRACT WITH INSURANCE COMPANY

     The Plan holds a deposit administration contract with CIGNA. The Guaranteed Long-Term (GLT) Fund and the Guaranteed Short-Term (GST) Fund are unallocated funds. The GLT account maintains a variable annualized rate which was 5.65 and
5.70 percent at October 31, 1997 and 1996, respectively. The GST maintains a variable monthly rate which was 4.15 and 4.40 percent annualized at October 31, 1997 and 1996, respectively.

NOTE 9 - TRANSFERS TO PLAN

     The Plan was amended effective January 1, 1997 to merge the ATGI 401(k) Plan and the Employees' 401(k) Plan and Health/Disability Plan of Lockhart Industries, Inc. ("Prior Plan"), and to include Lockhart Industries, Inc. as an adopting employer. In April 1997, assets totaling $2,148,655 were transferred into the Plan which were attributable to participants in the Prior Plan. In connection with this event, the Plan was amended in accordance with the law to maintain certain withdrawal rights for participants in the Prior Plan. The Plan was further amended to allow all participants the right to defer benefit payment to age 70 1/2.

NOTE 10 - SUBSEQUENT EVENT

     The Plan was amended effective January 1, 1998 to change the Plan year end from October 31 to December 31. In addition, the Plan was amended effective February 4, 1998 to change the entry date on which an employee must be employed in order to participate as stated in Note 1 to January 1, April 1, July 1 or October 1. Furthermore, in accordance with the Plan document, the short plan year ended December 31, 1997 was considered a full year for vesting purposes. Any employee that was employed on December 31, 1997, and was not fully vested on that date, automatically experienced a 20% increase in vesting for the short plan year period.

NOTE 11 - RECLASSIFICATIONS

     Certain amounts relating to the prior year have been reclassified to conform to the current year presentation. The reclassifications have no effect on previously reported changes in net assets available for benefits.

                                                                      SCHEDULE I


                               ATGI 401(K) PLAN
          LINE 27A - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               OCTOBER 31, 1997


                                                     MARKET OR
                                           COST    CONTRACT VALUE
                                           ----    --------------
Alpha Technologies Group, Inc.,
  Common Stock Fund                      $1,026,070  $  862,279

Connecticut General Life Insurance
  Company (A CIGNA company) accounts:
    Guaranteed Short-Term Account           368,615     368,615
    Guaranteed Long-Term Account          2,646,323   2,646,323
    Stock Market Index Account              760,963     990,681
    Growth Opportunities Account          1,162,549   1,524,994
    Janus Fund                              193,741     208,404
    PBHG Growth Fund                        267,211     282,213
    American Century Fund                    31,454      31,514

Prime plus 1% participant loans               - 0 -     248,148

                                                                     SCHEDULE II



                               ATGI 401(K) PLAN
                LINE 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

                                                                    CURRENT
                                                                    VALUE OF
                                                            COST   ASSETS ON
       DESCRIPTION                 PURCHASE    SELLING      OF    TRANSACTION  NET GAIN
        OF ASSETS                    PRICE      PRICE      ASSET      DATE     OR (LOSS)
       -----------                 --------    -------     -----  -----------  ---------
Alpha Technologies Group, Inc.:
  Common Stock Fund               $  356,271            $  356,271 $  356,271
  Common Stock Fund                          $  173,293    310,030    173,293  $(136,737)

Connecticut General Life
 Insurance Company (A CIGNA
 company) accounts:
  Guaranteed Short-Term Account      287,903               287,903    287,903
  Guaranteed Short-Term Account                 102,922    102,922    102,922
  Guaranteed Long-Term Account     2,233,084             2,233,084  2,233,084
  Guaranteed Long-Term Account                  836,326    836,326    836,326
  Stock Market Index Account         546,005               546,005    546,005
  Stock Market Index Account                    234,772    183,495    234,772     51,277
  Growth Opportunities Account       515,901               515,901    515,901
  Growth Opportunities Account                  333,783    266,698    333,783     67,085
  Janus Fund                         207,466               207,466    207,466
  Janus Fund                                     14,991     13,725     14,991      1,266
  PBHG Growth Fund                   295,109               295,109    295,109
  PBHG Growth Fund                               26,949     27,898     26,949       (949)


                                 EXHIBIT INDEX



                                                            Sequentially
Exhibit                                                       Numbered
Number     Description of Exhibit                                Page


1          Consent of Melton & Melton, L.L.P.

                                                                       Exhibit 1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 11-K, into the Company's Form S-8 Registration Statements filed on January 29, 1987 (Reg. No. 33-11627); September 28, 1987 (Reg. No. 33-17359); March 17, 1988 (Reg. No. 33-20706); June
30, 1989 (Reg. No. 33-29636); June 23, 1992 (Reg. No. 33-48663); and April 30,
1996 (Reg. No. 333-03001); and S-3 Registration Statement filed on August 16, 1996 (Reg. No. 333-10311).



Houston, Texas
March 20, 1998                                       /s/ Melton & Melton, L.L.P.